Exhibit 4.23

YIXIA TECH CO LTD.

AMENDED AND RESTATED SERIES E PREFERRED SHARE PURCHASE AGREEMENT

This AMENDED AND RESTATED SERIES E PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made on November 15, 2016, by and among:

1)             Yixia Tech Co Ltd. (the “Company”), an exempted limited liability company incorporated and existing under the Laws of the Cayman Islands;

2)             WB Online Investment Limited (“Weibo” or the “Purchaser”);

3)             The Persons listed on Schedule 1 Part A attached to this Agreement (each a “Founder Holdco” and together the “Founder Holdcos”);

4)             The Persons listed on Schedule 1 Part B attached to this Agreement (each a “Founder” and together the “Founders”, and together with the Founder Holdcos, the “Key Holders” and each a “Key Holder”);

5)             The Persons listed on Schedule 1 Part C attached to this Agreement (each a “Group Company” and together with the Company, the “Group Companies”);

Each of the Company, the Purchaser, the Key Holders, the HK Company, the Domestic Company and the WFOE shall be referred to individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein shall have the meaning set forth in Schedule 2 attached hereto. Each Purchaser shall become a Party to this Agreement by executing and delivering a counterpart signature page hereto as of such relevant date.

RECITALS

WHEREAS, Parties have entered into a Series E Preferred Shares Purchase Agreement dated August 26, 2016 (the “Original SPA”) and now intend to amend and restate the Original SPA with respect to the rights and obligations among Founders, Founder Holdcos, Group Companies and Weibo.

WHEREAS, the Purchaser desires to purchase from the Company the Purchased Shares and the Company desires to sell the Purchased Shares to the Purchaser pursuant to the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.              PURCHASE AND SALE OF PREFERRED SHARES.

1.1.         Sale and Issuance of Preferred Shares.

Subject to the terms and conditions of this Agreement, Weibo agrees to purchase at the Closing and the Company agrees to sell and issue to Weibo at the Closing 186,878,047 Series E-1 Preferred Shares at a purchase price of US$0.6421 per share for an aggregate purchase price of US$120,000,000 (the “Purchase Price”).

1.2.         Closings; Delivery.

(a)                   The purchase and sale of the Purchased Shares shall take place remotely via the exchange of documents and signatures, on a date specified by the Parties, or at such other time and place as the Company and the Purchaser mutually agreed upon, which date shall be no later than five (5) Business Days after the satisfaction or waiver of each condition to the Closing set forth in Section 2 and Section 3 (which time and place are designated as the “Closing”).

(b)                   At the Closing, the Company shall (i) cause its register of members to be updated to reflect the Purchased Shares purchased by the Purchaser at the Closing and shall deliver a copy of such updated register of members to the Purchaser certified as a true and correct copy by the Company’s registered agent.

(c)                    Within five (5) Business Days after the Closing, the Company shall deliver to the Purchaser one or more certificates representing the Purchased Shares being purchased by such Purchaser hereunder at such Closing as set forth on Schedule 1.

(d)                   At the Closing, the Purchaser shall deposit the Purchase Price by wire transfer of immediately available US$ funds into the Closing Account (as defined below), which account information shall be provided by the Company to the Purchaser in writing not less than five (5) Business Days prior to the Closing.

1.3.         Closing Account.

Payment of the Purchase Price by the Purchaser to the Company shall be made by remittance of immediately available funds to a bank account of the Company acceptable to the Purchaser (the “Closing Account”).

2.              CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER AT CLOSING(S).

The obligations of the Purchaser to purchase the Purchased Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions and such other conditions as set forth on Schedule 9, unless otherwise waived in writing by the Purchaser:

2.1.         Completion of Due Diligence.

The Purchaser shall have satisfactorily completed its business, legal and financial due diligence review.

2.2.         Material Adverse Effect.

Since August 26, 2016, no event, circumstance or change shall have occurred that, individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably could be expected to have a Material Adverse Effect on the Company or any other Group Company.

2.3.         Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser (or their legal counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include (i) good standing certificates or analogous certificates of the Company and (ii) all necessary shareholders’ resolutions and/or board resolutions of the Founder Holdcos and the Group Companies. The Group Companies shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by such Group Companies on or before the Closing.

2.4.         Authorizations.

The Warrantors shall have obtained all authorizations, approvals, waivers or permits of any Person or any Governmental Authority necessary for the consummation of all of the transactions contemplated by this Agreement and other Transaction Documents, including without limitation any authorizations, approvals, waivers or permits that are required in connection with the lawful issuance of the Purchased Shares and the transactions contemplated by the VIE Control Documents, and all such authorizations, approvals, waivers and permits shall be effective as of the Closing. The Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its shares or securities, as applicable.

2.5.         Representations and Warranties.

The representations and warranties of the Warrantors contained in Schedule 4 shall be true, complete and correct in all material respects as of the Closing, except for those representations and warranties (i) that already contain any materiality qualification, which such representations and warranties, to the extent already so qualified, shall instead be true and correct in all respects as so qualified as of such respective dates and (ii) that address matters only as of a particular date, which representations will have been true and correct in all material respects (subject to clause (i)) as of such particular date.

2.6.         Restated Articles.

The Fifth Amended and Restated Memorandum and Articles of Association of the Company shall have been amended as set forth in the form attached hereto as Exhibit A (the “Restated Articles”). Such Restated Articles shall have been duly adopted by all necessary actions of the Board of Directors and the members of the Company.

2.7.         Restated Shareholders’ Agreement.

The Company, the Key Holders, the Domestic Company, the HK Company and the WFOE shall have executed and delivered the Fourth Amended and Restated Shareholders’ Agreement (the “Restated Shareholders’ Agreement”), in a form and substance substantially in the form attached as Exhibit B to this Agreement.

2.8.         Compliance Certificates.

The Purchaser shall have received a compliance certificate executed and delivered by the chief executive officer of the Company in the form attached hereto as Exhibit C.

2.9.         Investment Committee Approval.

With respect to the Purchaser’s obligations at the Closing, the investment committee of the Purchaser shall have approved the execution of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

2.10.  VIE Control Documents.

The Domestic Company, the WFOE and the relevant shareholders of the Domestic Company shall have entered into VIE Control Documents to the reasonable satisfaction of the Purchaser.

2.11 Board of Directors.

The Board of Directors shall have been constituted pursuant to Section 5.1 of the Restated Shareholders’ Agreement.

3.              CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AT CLOSING.

The obligations of the Company to sell the Purchased Shares to the Purchaser at the Closing are subject to the fulfillment of each of the following conditions by the Purchaser, on or before the Closing, unless otherwise waived in writing by the Company:

3.1.         Representations and Warranties.

The representations and warranties of the Purchaser contained in Schedule 6 shall be true, complete and correct in all material respects as of the Closing.

3.2.         Performance.

The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

3.3.         Qualifications.

All authorizations, approvals or permits, if any, of any Governmental Authority that are required in connection with the lawful issuance and sale of the Purchased Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

3.4.         Restated Shareholders’ Agreement.

The Purchaser shall have executed and delivered the Restated Shareholders’ Agreement.

4.              REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS.

The Warrantors, jointly and severally, represent and warrant to the Purchaser that the statements contained in Schedule 4 attached hereto are true, correct and complete with respect to each Warrantor, (i) on and as of August 26, 2016, and (ii) on and as of the date of the Closing (with the same effect as if made on and as of the date of the Closing), except as set forth on the Disclosure Schedule attached hereto as Schedule 5, which exceptions shall be deemed to be representations and warranties as if made hereunder.

5.              REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser represents and warrants to the Company that the statements contained in Schedule 6 attached hereto are true, correct and complete with respect to the Purchaser as of the Closing applicable to the Purchaser.

6.              UNDERTAKINGS.

The Warrantors hereby undertake to do each of the following and such other undertakings as set forth on Schedule 10.

6.1.         Ordinary Course of Business.

From August 26, 2016 until the earlier of the Termination Date or the Closing, the Founders shall cause each of the Group Companies to be conducted in the ordinary course of business and shall use its commercially reasonable efforts to maintain the present character and quality of the business, including without limitation, its present operations, physical facilities, working conditions, goodwill and relationships with lessors, licensors, suppliers, customers, employees and independent contractors.

6.2.         Exclusivity.

From August 26, 2016 until the earlier of the Termination Date or the Closing, except otherwise agreed by Weibo, the Group Companies agree not to (i) discuss the sale of any equity securities or any other instruments convertible into the equity securities of any Group Company with any third party other than with respect to the Closing; (ii) to provide any information with respect to any Group Company to a third party in connection with a potential investment by such third party in any equity securities or any other instruments convertible into the equity securities of such Group Company; or (iii) to close any financing transaction of any equity securities or any other instruments convertible into the equity securities of any Group Company with any third party (the “Exclusivity Period”). This Section 6.2 shall terminate and be of no further force and effect immediately following the Closing.

6.3.         Use of Proceeds.

In accordance with the directions of the Company’s Board of Directors, as it shall be constituted in accordance with the Restated Shareholders’ Agreement, the Company will use the proceeds from the sale of the Purchased Shares for the Repurchase contemplated under Schedule 9, general working capital and other general corporate purposes for the Group Companies; provided, however, that the Company may use part of the proceeds from the sale of the Purchased Shares to pay the fees and expenses in accordance with Section 8.8 hereof. Unless otherwise contemplated under this Agreement, the Company shall not use such proceeds to pay any debt of the Group Companies or to repurchase or cancel any securities held by any shareholder of the Group Companies or to make any payments to the shareholders or affiliates of any Group Company or for any other purposes without the prior written consent of the Board (including affirmative vote of the Majority Preferred Directors).

6.4.         Notice of Certain Events.

If at any time before the Closing, any Warrantor comes to know of any material fact or event which: (i) is in any way materially inconsistent with any of the representations and warranties in this Agreement; (ii) suggests that any material fact warranted hereunder may not be as warranted or may be misleading; or (iii) might affect the willingness of a prudent investor to purchase the Purchased Shares on the terms contained in the Transaction Documents or the amount of the consideration a prudent investor would be prepared to pay for the Purchased Shares; then the Warrantors shall immediately notify the Purchaser in writing, describing the fact or event in reasonable detail.

6.5.         Compliance.

The Company and each Group Company shall comply with all applicable laws and regulations in all material respect, including without limitation compliance the regulations of social insurance and housing fund.

6.6.         Filing of Restated Articles.

Within ten (10) Business Days following the Closing, the Restated Articles shall have been duly filed with the Registrar of Companies of the Cayman Islands.

6.7.         SAFE Circular 37 Registration.

Each of the Founders and any other direct or indirect equity interest holder of the Company shall comply with all applicable SAFE rules and regulations, including without limitation, the SAFE Circular 37 and/or its implementation rules.

6.8.         Founders’ Commitments to the Company.

Each Founder hereby agrees to devote one hundred percent (100%) of his or her working time to the business and operations of the Group Companies.

6.9.         Availability of Ordinary Shares.

The Company hereby covenants that at all times there shall be made available, free of any liens, for issuance upon conversion of the Series E Preferred Shares such number of Ordinary Shares or other shares of share capital of the Company.

6.10.  Business Plan.

As soon as reasonably practicable but in any event within three (3) months after the Closing, the Company shall complete and deliver to the Purchaser a detailed business plan (“Business Plan”) and a 12-month budget for the Company (“Budget”), each in a form reasonably satisfactory to the Purchaser.

6.11.  Board of Directors of the Group Companies.

Upon the written request from the Purchaser, each of the Group Companies other than the Company shall cause such Group Company’s board of directors to have substantially the same composition as the Board to the extent commercially practicable.

6.12.  Risk Control Policies.

As soon as reasonably practicable after the Closing, the Group Companies shall establish internal risk control and compliance polices suitable for the Group Companies’ development stage with respect to users’ terms of use and data collection, retention, protection and usage pursuant to applicable laws.

6.13.  Use of Purchaser’s Name or Logo.

Without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, the Warrantors may not use, publish or reproduce the Purchaser’s English or Chinese name, logo, brand or trademark in any of their marketing, advertising or promotion materials, or claim themselves as partners of the Purchaser.

7.              CURE OF BREACHES; INDEMNITY.

7.1.         In the event of:

(a)                   any breach or violation of, or inaccuracy or misrepresentation in, any representation or warranty made by the Warrantors contained herein or any of the other Transaction Documents,

(b)                   any breach or violation of any covenant or agreement contained herein or any of the other Transaction Documents (each of (a) and (b), a “Breach”).

the Key Holders shall, jointly and severally, or cause the other Warrantors to, cure such Breach (to the extent that such Breach is curable) to the satisfaction of the Purchaser (it being understood that any cure shall be without recourse to cash or assets of any of the Group Companies). Notwithstanding the foregoing, the Warrantors shall also, jointly and severally, indemnify the Purchaser and its Affiliates, limited partners, members, stockholders, employees, agents and representatives (each, an “Indemnitee”) for any and all losses, liabilities, damages, liens, claims, obligations, penalties, diminution in the value of the Purchaser’s interest in the Company, settlements, deficiencies, costs and expenses, including without limitation reasonable advisor’s fees and other reasonable expenses of investigation, defense and resolution of any Breach paid, suffered, sustained or incurred by the Indemnitees (each, an “Indemnifiable Loss”), resulting from, or arising out of, or due to, directly or indirectly, any Breach.

7.2.         Notwithstanding the foregoing, the Warrantors shall, jointly and severally, indemnify and keep indemnified the Indemnitees at all times and hold them harmless against any and all Indemnifiable Losses resulting from, or arising out of, or due to, directly or indirectly, any claim for tax which has been made or may hereafter be made against the Domestic Company and any other Group Company wholly or partly in respect of or in consequence of any event occurring or any income, profits or gains earned, accrued or received by the Domestic Company and any other Group Company on or before the Closing and any reasonable costs, fees or expenses incurred and other liabilities which the Domestic Company and any other Group Company may properly incur in connection with the investigation, assessment or the contesting of any claim, the settlement of any claim for tax, any legal proceedings in which the Domestic Company or any other Group Company claims in respect of the claim for tax and in which an arbitration award or judgment is given for the Domestic Company or any other Group Company and the enforcement of any such arbitration award or judgment whether or not such tax is chargeable against or attributable to any other person, provided, however, that the Warrantors shall be under no liability in respect of taxation:

(a)                   that is promptly cured without recourse to cash or other assets of any Group Company;

(b)                   to the extent that provision, reserve or allowance has been made for such tax in the audited consolidated financial statement of the Company;

(c)                    if it has arisen in and relates to the ordinary course of business of the Domestic Company since the Statement Date;

(d)                   to the extent that the liability arises as a result only of a provision or reserve in respect of the liability made in the Financial Report being insufficient by reason of any increase in rates of tax announced after the Closing with retrospective effect; and

(e)                    to the extent that the liability arises as a result of legislation which comes into force after the Closing and which is retrospective in effect.

The survival period for any indemnity obligation relating to claims for tax matters arising under this Section 7.2 shall be the applicable statute of limitations for tax claims.

7.3.         Notwithstanding anything to the contrary in Section 7.1 and 7.2, the Key Holders’ indemnity obligations shall be secondary to those of the Group Companies and shall solely be satisfied with the Ordinary Shares or other equity interests in any of the Group Companies held (either directly or indirectly) or acquired after August 26, 2016 by the Key Holders (with each Ordinary Share, to the extent such shares are used, valued at the higher of (i) the price paid for each Purchased Share hereunder (as adjusted for share splits, combinations, recapitalizations, reclassifications and similar transactions) and (ii) the fair market value of such Ordinary Share (determined pursuant to Section 8.14 if the parties to such dispute cannot agree). To the extent the Purchaser is able to recover any Indemnifiable Loss from the Group Companies, the Key Holders shall not be obligated to indemnify the Purchaser with respect to such amount of Loss.

7.4.         If the Purchaser or other Indemnitee believes that it has a claim that may give rise to an obligation of any Warrantor pursuant to this Section 7, it shall give prompt notice thereof to the Warrantors stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted. In the event of a third party claim against an Indemnitee for which such Indemnitee seeks indemnification from the Warrantors pursuant to this Section 7, no settlement shall be deemed conclusive with respect to whether there was an Indemnifiable Loss or the amount of such Indemnifiable Loss unless such settlement is consented to by one Key Holder acting on behalf of the other Key Holders, which shall not be unreasonably withheld or delayed. Any dispute related to this Section 7 shall be resolved pursuant to Section 8.14.

7.5.         Notwithstanding any other provision contained herein, the Warrantors shall not be liable in respect of a claim unless and until the amount recoverable from the Warrantors in respect of that claim exceeds US$500,000.

7.6.         Absent fraud, gross negligence and/or willful misconduct by any of the Warrantors, the aggregate amount of the Indemnifiable Losses of the Purchaser shall not exceed the purchase price actually received by the Company from the Purchaser.

8.              MISCELLANEOUS.

8.1.         Survival of Warranties.

The representations and warranties of the Warrantors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of five (5) years following the Closing in respect of tax and two (2) years following the Closing in respect of those other than tax shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company.

8.2.         Confidentiality.

(a)                   Disclosure of Terms. The terms and conditions of this Agreement, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby (collectively, the “Transaction Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except as permitted in accordance with the provisions set forth below.

(b)                   Permitted Disclosures. Notwithstanding the foregoing, the Company may disclose (i) the existence of the investment to its bona fide prospective purchasers, employees, bankers, lenders, accountants, legal counsels and business partners, or to any person or entity to which disclosure is approved in writing by the Purchaser, such approval not to be unreasonably withheld; and (ii) the transaction terms to its current shareholders, employees, bankers, lenders, accountants and legal counsels, in each case only where such persons or entities are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 8.2, or to any person or entity to which disclosure is approved in writing by the Purchaser, which such approval is not to be unreasonably withheld. The Purchaser may disclose (x) the existence of the investment and the Transaction Terms to any Affiliate, partner, limited partner, former partner, potential partner or potential limited partner of the Purchaser or other third parties and (y) the fact of the investment to the public, in each case as it deems appropriate in its sole discretion. Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 8.2(c) below.

(c)                    Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other Laws and regulations of any jurisdiction) to disclose the existence of this Agreement or content of any of the Transaction Terms, such party (the “Disclosing Party”) shall provide the other parties with prompt written notice of that fact and shall consult with the other parties regarding such disclosure. At the request of another party, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(d)                   Other Exceptions. Notwithstanding any other provision of this Section 8.2, the confidentiality obligations of the parties shall not apply to: (i) information which a restricted party learns from a third party having the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted party.

(e)                    Press Releases, Etc. No announcements regarding the Purchaser’s investment in the Company may be made by any party hereto in any press conference, professional or trade publication, marketing materials or otherwise to the public without the prior written consent of the Purchaser and the Company, provided, that any such announcement made by any partner, limited partner, bona fide potential partner or bona fide potential limited partner of the Purchaser shall not be subject to the consent of the Company.

(f)                     Other Information. The provisions of this Section 8.2 shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the Parties with respect to the transactions contemplated hereby.

8.3.         Transfer; Successors and Assigns.

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, provided that the Purchaser cannot transfer or assign any of its rights and obligations hereunder to any third party except for the Purchaser’s Affiliates. Save as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

8.4.         Governing Law.

This Agreement shall be governed by and construed in accordance with the Law of the State of New York as to matters within the scope thereof, without regard to its principles of conflicts of laws.

8.5.         Counterparts; Facsimile.

This Agreement may be executed and delivered by facsimile, scanned-copy or other electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.6.         Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.7.         Notices.

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next Business Day; (c) five (5) days after having been delivered by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after delivery by an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature pages, or Schedule 8, as the case may be, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8.7.

8.8.         Fees and Expenses.

(a)                   The Company shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby.

(b)                   The Company shall pay or reimburse at the Closing all reasonable costs and expenses incurred or to be incurred by the Purchaser up to US$100,000 in the aggregate, which shall include all expenses and costs, including out-of-pocket expenses and third party consulting or advisory expenses incurred in connection with the transactions contemplated by the Transaction Documents; provided that if the Closing fails to occur (i) in respect to the Purchaser, for any reason not attributable to the Purchaser, or because there exist material negative differences between the findings of the due diligence made by the Purchaser and the information disclosed by the Company, the Company shall reimburse all expenses incurred by the Purchaser within three (3) Business Days upon the demand of the Purchaser; or (ii) for any reason solely attributable to any of the Purchaser, the Purchaser shall bear its own expenses incurred by the Purchaser; or (iii) for any reason not attributable to any Party, each Party shall bear its own Expenses incurred by such Party.

8.9.         Attorney’s Fees.

If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Documents, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.10.  Amendments and Waivers.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived, either generally or in a particular instance and either retroactively or prospectively, only with the written consent of (i) the Company and (ii) the Purchaser. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Company, the Purchaser and all the other Parties. For further avoidance of doubt, this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to the Purchaser without the written consent of the Purchaser. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any Party hereto that did not consent in writing to such amendment, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

8.11.  Severability.

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.12.  Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.13.  Entire Agreement.

This Agreement (including the Schedules and Exhibits hereto), the Restated Articles and other Transaction Documents constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

8.14.  Dispute Resolution.

(a)                   Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties.

(b)                   The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice Law in the State of New York. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.

(c)                    The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 8.14, including the provisions concerning the appointment of arbitrators, the provisions of this Section 8.14 shall prevail.

(d)                   The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of the State of New York and shall not apply any other substantive law.

(e)                    Each Party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request.

(f)                     The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.

(g)                    Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

8.15.  No Commitment for Additional Financing.

The Company acknowledges and agrees that no Purchaser has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Purchased Shares as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no oral statements made by any Purchaser or its representatives on or after August 26, 2016 shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by any Purchaser or its representatives and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by the Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Each Purchaser shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

8.16.  Rights Cumulative.

Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

8.17.  No Waiver.

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

8.18.  No Presumption.

The Parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

8.19.  Exculpation among Purchasers.

The Purchaser acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Purchaser agrees that no other purchasers of the Company’s Series E Preferred Shares nor the respective controlling persons, officers, directors, partners, agents, or employees of any of such purchasers shall be liable to it for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Company’s Series E Preferred Shares.

8.20.  Third Party Beneficiaries.

Each of the Indemnitees shall be a third party beneficiary of this Agreement with the full ability to enforce Section 7 of this Agreement as if it were a Party hereto.

8.21.  Several Signing.

Each Party shall become a party to this Agreement by executing and delivering a counterpart signature page hereto. This Agreement shall be effective as to all Parties as of August 26, 2016 except for any Party whose signature page to this Agreement has not been executed and delivered to the other Parties, with respect to whom this Agreement is effective only upon its execution and delivery of its counter-signed signature page to this Agreement to the other Parties hereto.

8.22.  Termination of Agreement.

(a)                   This Agreement may be terminated before the Closing as follows:

(1)                                           at the election of the Purchaser with respect to itself or the Company on or after November 30, 2016, if the Closing shall not have occurred on or before such date unless such date is extended by the mutual written consent of the Company and the Purchaser; provided that: (i) such electing party is not in material default of any of its obligations hereunder, and (ii) the right to terminate this Agreement pursuant to this Section 8.22(a) shall not be available to a Party if its breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly in, the failure of the Closing to be consummated by November 30, 2016.

(2)                                           by mutual written consent of the Company and the Purchaser as evidenced in writing signed by each of the Company and the Purchaser; or

(3)                                           by the Purchaser in respect to itself in the event of any material breach or violation of any representation or warranty, covenant or agreement contained herein or in any of the other Transaction Documents by any Warrantor that is not cured or curable within ten (10) Business Days of written notice.

(4)                                           by the Purchaser in respect to itself if any event, circumstance or change have occurred that, individually or in the aggregate with one or more other events, circumstances or changes, have had or is reasonably expected to have a Material Adverse Effect on the Group Companies, provided that, such events, circumstances or changes are not caused by the Purchaser.

(b)                   Effect of Termination. The date of termination of this Agreement pursuant to Section 8.22(a) hereof shall be referred to as “Termination Date”. In the event of termination by the Company and/or any Purchaser pursuant to Section 8.22(a) hereof, written notice thereof shall forthwith be given to the other Parties and this Agreement shall terminate, and the purchase of the relevant Purchased Shares hereunder shall be abandoned and rescinded with respect to the relevant Purchaser(s), without further action by the Parties hereto. Each of the relevant Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the other parties, as applicable; provided that no such termination shall relieve any party hereto from liability for any breach of this Agreement. The provisions of this Section 8.22, Section 7, Section 8.1, Section 8.2, Section 8.8, Section 8.9 and Section 8.14, hereof shall survive any termination of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed and delivered this Series E Preferred Share Purchase Agreement as of the date first written above.

YIXIA TECH CO LTD.
COMPANY:

/s/ HAN KUN
Name: HAN KUN
Title: Director

IN WITNESS WHEREOF, the Parties have executed and delivered this Series E Preferred Share Purchase Agreement as of the date first written above.

HK COMPANY:	XUANYIXIA LIMITED

/s/ HAN KUN
Name: HAN KUN
Title: Director

WFOE:	FEN XIANG YI XIA (BEIJING) TECH CO., LTD.

/s/ HAN KUN
Name: HAN KUN
Title: Legal Representative
Affix Seal:

DOMESTIC COMPANY:	XUANYIXIA (BEIJING) TECH CO., LTD.

/s/ HAN KUN
Name: HAN KUN
Title: Legal Representative
Affix Seal:

IN WITNESS WHEREOF, the Parties have executed and delivered this Series E Preferred Share Purchase Agreement as of the date first written above.

FOUNDERS:	HAN KUN

/s/ HAN KUN

TANG LIJIA(汤力嘉)

/s/TANG LIJIA

FOUNDER HOLDCOS:	CAPITAL EXPRESS INVESTMENT LIMITED

/s/ HAN KUN
Name: HAN KUN
Title: Director

WEALTH GARDEN INVESTMENT LIMITED

/s/TANG LIJIA
Name: TANG LIJIA
Title: Director

IN WITNESS WHEREOF, the Parties have executed and delivered this Series E Preferred Share Purchase Agreement as of the date first written above.

PURCHASER:	WB Online Investment Limited

	By:	/s/ Charles Chao
Name: Charles Chao
Title: Director